EXHIBIT 99.1

Contact:	Michael Gallant
508-293-6357
gallant_michael@emc.com

EMC COMPLETES ACQUISITION OF

LEGATO SYSTEMS

Union Makes It Easier And More Efficient For Customers To Get The Maximum Value From

Their Information At The Lowest Total Cost, At Every Point In The Information Lifecycle

Hopkinton, MA, October 21, 2003 – EMC Corporation, Inc. (NYSE: EMC), the world’s leading provider of information storage systems, software, networks and services, today announced it has completed the acquisition of LEGATO Systems, Inc. (NASDAQ: LGTO), a world-wide leader in software solutions and services for Information Lifecycle Management. Under the terms of the definitive agreement announced on July 8th, 2003, EMC issued approximately 106 million shares of EMC common stock for all outstanding shares of LEGATO Systems, Inc., subject to final tabulation with EMC’s exchange agent. EMC will operate LEGATO Software as a division of EMC with headquarters in Mountain View, CA.

“We are thrilled with the speed and efficiency at which we closed this transaction,” said Joe Tucci, EMC’s President and CEO. “We’ve spent the last 100 days developing a bullet-proof integration playbook and are prepared and excited to move forward as a combined company. The synergies between EMC and LEGATO’s products, distribution, people and culture have accelerated our ability to create the ultimate information lifecycle management company. Together, EMC and Legato will maximize the value we bring to the market by providing open, heterogeneous software solutions for solving the information management problems plaguing customers today.”

The LEGATO Software division of EMC is led by David Wright, LEGATO’s former CEO. Wright reports to Joe Tucci as an Executive Vice President of EMC and President of the LEGATO Software division. Wright said, “I am delighted to join the EMC management team. Throughout the integration process we have been working closely together to ensure that EMC and LEGATO customers, partners, products, and people benefit from this union. I have enormous confidence in our ability to achieve our goals and deliver increased value to customers.”

Integration Highlights

In the days following the announcement of EMC’s intent to acquire LEGATO, the two companies assembled a cross-company and cross-functional team of experts and business managers to analyze and plan for every aspect of integrating LEGATO into EMC. Key areas of integration include:

•	General – LEGATO will operate as an independent software division of EMC. Key members of LEGATO’s management team, led by Wright, will oversee the new division’s sales, marketing, alliances, services and human resources. The division will leverage existing EMC resources and infrastructure within LEGATO’s general and administrative functions to provide greater operating synergies.

•	Sales and Distribution – LEGATO sales and distribution channels will operate independently from EMC, and LEGATO’s partnerships and specialized selling focus will remain unchanged.

•	Research and Development – The EMC development team responsible for backup and replication management software will join with LEGATO’s existing R&D group to form a new software development organization. The group will be led by EMC Senior Vice President Mark Sorenson, who will report to both Wright and Mark Lewis, EMC’s Executive Vice President of Open Software Operations.

•	Product Roadmaps – A detailed multi-year product roadmap is in place for every product in the LEGATO division, including transferred EMC products, with plans to provide integrated and comprehensive storage software solutions for multi-vendor storage environments.

LEGATO stockholders approved the acquisition on October 20, 2003, and the required regulatory approval processes have been completed.

About EMC

EMC Corporation (NYSE: EMC) is the world leader in information storage systems, software, networks and services, providing automated networked storage solutions to help organizations get the maximum value from their information, at the lowest total cost, across every point in the information lifecycle. Information about EMC’s products and services can be found at www.EMC.com.

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This release contains “forward-looking statements” as defined under the Federal Securities Laws. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) risks associated with strategic investments and acquisitions, including the challenges and costs of closing, integration, restructuring and achieving anticipated synergies associated with the acquisition of LEGATO Systems, Inc. and the announced plans to acquire Documentum, Inc; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in information technology spending; (iv) the transition to new products, the uncertainty of customer acceptance of new product offerings, and rapid technological and market change; (v) insufficient, excess or obsolete inventory; (vi) competitive factors, including but not limited to pricing pressures; (vii) component quality and availability; (viii) the relative and varying rates of product price and component cost declines and the volume and mixture of product and services revenues; (ix) war or acts of terrorism; (x) the ability to attract and retain highly qualified employees; (xi) fluctuating currency exchange rates; and (xii) other one-time events and other important factors disclosed previously and from time to time in EMC’s filings with the U.S. Securities and Exchange Commission. EMC disclaims any obligation to update any such-forward looking statements after the date of this release.